Exhibit 99.1

Harrington West Announces Financial Results for the June 2008 Quarter

SOLVANG, Calif.--(BUSINESS WIRE)--Harrington West Financial Group, Inc. (Nasdaq:HWFG), the holding company for Los Padres Bank, FSB (LPB) and its division, Harrington Bank, today announced a $131 thousand loss or 2 cents per share on a diluted basis in the June 2008 quarter compared to $1.2 million or 21 cents per diluted share, respectively, in the June 2007 quarter. For the first six months of 2008, HWFG reported a loss of $3.4 million or 58 cents per diluted share compared to net income of $3.1 million or 54 cents per diluted share in the same period a year ago. The net loss for the first six months of 2008 was due to a net mark-to-market after-tax loss of $4.5 million on HWFG’s AAA-rated commercial mortgage backed securities (CMBS) total rate of return (TROR) swaps, CMBS securities, related hedges, and other securities, which occurred in the March 2008 quarter. These losses resulted as spreads on mortgage securities widened greatly and prices declined due to the extremely adverse liquidity and credit conditions. In the June 2008 quarter, the remaining CMBS related positions and hedges of borrowings for CMBS were fully disposed of at an after-tax gain of $1.3 million, as spreads partially recovered by early June.

Los Padres Bank remained well capitalized at June 30, 2008 by federal regulations. On April 23, 2008, HWFG completed its previously announced private placement of common stock, raising $4.3 million in proceeds by selling 550 thousand shares at $7.75 per share. $2.2 million of this offering closed as of March 31, 2008, and $2.1 million closed on April 23, 2008, after receiving regulatory approval for a rebuttal of control filing. Book value per share was $6.83 at June 30, 2008 compared to $6.96 at March 31, 2008. Book value reflects the net loss for the period plus the net changes in the mark-to-market values of HWFG’s available for sale securities portfolio and LIBOR-based cash flow hedges.

HWFG’s Board of Directors has temporarily suspended the regular quarterly common stock dividend to build capital levels. The Board will re-evaluate this decision quarterly, based on income trends and the success of its initiatives to increase capital ratios with an emphasis on limited dilution through selected asset reduction and margin expansion strategies.

Financial Performance Analysis

The net loss in the June 2008 quarter of $131 thousand was comprised of the following:

  $1.1 million of core banking income after-tax (net interest income after provision for loan losses plus banking fee income less operating expense),
  $1.3 million net after-tax gain on the disposition of all of HWFG’s CMBS, CMBS derivatives, and hedges of their related borrowings,
  $653 thousand after-tax gain on both the sale of HWFG’s real estate investment in Hawaii and the sale of $16.0 million of single-family mortgage loans,
  $1.6 million after-tax write-down of real estate owned, and
  $1.5 million after-tax other-than-temporary impairment loss on securities available for sale.

These financial results are detailed as follows:

Net Interest Income

Net interest income was $7.3 million in the June 2008 quarter compared to $7.6 million in the June 2007 quarter and $7.7 million in the March 2008 quarter. Net interest margin in the June 2008 quarter was 2.37% compared to 2.60% and 2.85% in the March 2008 and June 2007 quarter, respectively. The decline in net interest income and margin in the June 2008 quarter and for the first six months of 2008 can be attributed to the short-term lag between the re-pricing of HWFG’s Prime and LIBOR based loans and securities and the re-pricing of its certificate of deposit (CD) accounts. So far in 2008, Prime and LIBOR rates have declined by approximately 2.25% on approximately $550 million of loans and securities, while over $600 million of HWFG’s CD’s re-price throughout 2008. Furthermore, the rotation for part of the June 2008 quarter from off balance sheet AAA-rated CMBS TROR swaps to on balance sheet AAA-rated CMBS securities resulted in a temporary dilution of net interest margin from the addition of lower margin leverage. HWFG estimates that approximately half of the net interest margin decline in the June 2008 quarter of 23 bps results from the temporary leverage in AAA-rated CMBS securities (on balance sheet) rather than CMBS TROR swaps (off balance sheet), and the other half of the decline is related to the lag in re-pricing of floating rate loans and securities relative to CD's. HWFG expects improvement in net interest margin in the latter half of 2008 as the full effect of the CD repricing is realized and a positive mix change results from the reduction of securities.

Banking Fees

Banking fee and other income was $935 thousand in the June 2008 quarter compared to $1.1 and $1.0 million in the June 2007 and March 2008 quarters, respectively. This decline in the June 2008 quarter was due to a lower crediting (interest) rate and total return (which has since rebounded in the September 2008 quarter) on its cash surrender value of life insurance investment, and lower mortgage brokerage fees in the weak mortgage banking environment. Deposit and Harrington Wealth Management fees continued to grow from the comparable quarters. A summary of banking fee and other income is illustrated in the following chart:

	Banking Fee & Other Income
	(Dollars in thousands)

	June 2008 Quarter	June 2007 Quarter	% Change	June 2008 YTD	June 2007 YTD	% Change
Banking Fee Type
Mortgage Brokerage Fee, Prepayment Penalties & Other Loan Fees	$188	$270	(30.4%)	$335	$510	(34.3%)
Deposit, Other Retail Banking Fees & Other Fee Income	442	413	7.0%	882	809	9.0%
Harrington Wealth Management Fees	256	241	6.2%	509	478	6.5%
Increase in Cash Surrender Value of Life Insurance, net	49	206	(76.2%)	242	407	(40.5%)
Total Banking Fee & Other Income	$935	$1,130	(17.3%)	$1,968	$2,204	(10.7%)

Operating Expenses

Operating expenses were controlled in the June 2008 quarter at $6.1 million compared to $5.7 million in the June 2007 quarter and $6.1 million in the March 2008 quarter. Operating expenses were virtually unchanged from the March 2008 quarter, as incentive and benefit compensation was reduced, and the deferral of loan costs increased with the nature and size of the loan production. These benefits were offset by the full staffing of the new Surprise, Arizona banking center and its related costs, as well as higher real estate owned (REO) expenses. For the first six months of 2008, operating expenses were $12.2 million compared to $11.4 million in the same period in 2007. The increase in expenses for the year-to-date period is attributed to increases in FDIC insurance expense as Los Padres Bank’s insurance premium credit was fully used, other insurance costs, start-up and operating costs for the Surprise banking center, and expenses to maintain and manage its REO.

Loans

Net loan balances were $802.5 million at June 30, 2008, compared to $799.1 million and $759.4 million at March 31, 2008 and June 30, 2007, respectively. In the June 2008 quarter, HWFG sold $16.0 million of low spread earning single family mortgage loans for a $255 thousand gain. The loan portfolio, net of these sold loans, grew $20.1 million in the June 2008 quarter. HWFG has curtailed acquisition and development lending in the current 2008 quarter, given the current real estate environment, and has increased loan spreads, based on its credit analysis and the current level of market spreads. The trends in the loan portfolio are shown in the following table:

	HWFG Net Loan Growth and Mix
	(Dollars in millions)

	June 30, 2008		December 31, 2007		June 30, 2007
Loan Type	Total	% of Total	Total	% of Total	Total	% of Total
Commercial Real Estate	$269.6	33.2%	$266.3	33.6%	$249.7	32.6%
Multi-family Real Estate	90.3	11.1%	82.7	10.4%	81.6	10.6%
Construction (1)	139.6	17.2%	126.5	16.0%	126.1	16.4%
Single-family Real Estate	119.0	14.7%	125.5	15.9%	114.4	14.9%
Commercial and Industrial Loans	118.2	14.6%	117.8	14.9%	119.3	15.5%
Unimproved Land	45.5	5.6%	45.3	5.7%	49.4	6.4%
Consumer Loans	26.0	3.2%	24.5	3.1%	24.5	3.2%
Other Loans (2)	3.2	0.4%	2.8	0.4%	2.8	0.4%
Total Gross Loans	811.4	100.0%	791.4	100.0%	767.8	100.0%
Allowance for loan loss	(6.8)		(6.4)		(6.1)
Deferred fees	(1.6)		(1.9)		(1.9)
Discounts/Premiums	(0.5)		(0.5)		(0.4)
Net Loans Receivable	$802.5		$782.6		$759.4

(1) Includes loans collateralized by residential, commercial and land properties. (2) Includes loans collateralized by deposits and consumer line of credit loans.

Asset Quality

The level and nature of classified loans remained relatively stable at June 30, 2008 compared to March 31, 2008. The total pool of classified loans has ranged from $7 to $16 million over the last several quarters, with $11.0 million in non-accrual loans and real-estate owned (REO) at June 30, 2008 compared to $12.0 million at March 31, 2008 and $3.3 million at December 31, 2007. During the June 2008 quarter, $6.7 million of HWFG’s non-accrual loans migrated to REO and were written down by $2.6 million to $4.1 million, leaving $6.9 million in non-accrual loans. Of this write-down, $2.5 million pertains to a group of single family rental properties (with a $4.9 million loan balance at foreclosure) in the Kansas City metro in low to moderate income areas that were neglected by the borrower. Upon acquisition of the properties, HWFG has taken aggressive management action to refurbish selected properties and increase rental income for future sale of the properties. In the June 2008 quarter, HWFG recorded specific and general valuation allowances for loan losses of $400 thousand, bringing the allowance for loan losses to $6.8 million, or .85% of loans.

Deposits

Retail and commercial deposits (net of California State CD’s of $75.6 million and Brokered CD’s of $30.1 million) were $794.0 million at June 30, 2008 compared to $804.6 million and $770.9 million at March 31, 2008 and June 30, 2007, respectively. Retail and commercial deposits decreased by $10.6 million or 1.3% in the June 2008 quarter, as HWFG sought to re-price its maturing Certificates of Deposit (CD) at attractive rates and rotate CD accounts to its PowerUp program to increase interest margin in future periods. The PowerUp program combines a checking account requiring an automatic transaction with an attractively priced money market account and other relationship benefits. The PowerUp account had $133.5 million in balances at June 30, 2008, up $46.7 million in the quarter. The cost of all deposits was 3.2% at June 30, 2008, down 52 bps for the June 2008 quarter and 100 bps for the year-to-date period.

In May 2008, HWFG opened its Surprise, Arizona banking center, the third center in the Phoenix metro and the seventeenth throughout all of its markets. HWFG has two parcels for the future development of banking centers in the Phoenix metro in Gilbert, Arizona and the Deer Valley Airpark. The development of these banking centers in the future will be dependent upon HWFG’s financial performance and the entitlement requirements.

Investments

HWFG’s available for sale (AFS) investment portfolio was $290.0 million at June 30, 2008 compared to $331.4 million at March 31, 2008 and $351.5 million at December 31, 2007. By the end of the June 2008 quarter, HWFG sold all of its CMBS securities and related CMBS total rate of return swaps and hedges as spreads tightened by early June. This reduction coupled with quarterly pay-down of its other mortgage securities of approximately $15 million accounted for the decline in the AFS portfolio in the June 2008 quarter. HWFG analyzes the mortgage portfolio’s performance to reasonably determine whether all principal and interest can be earned over the life of the securities. This analysis indicates that the portfolio, despite the weak housing environment, is performing. The portfolio remains highly rated with over 78% of the portfolio rated AA or higher by all agencies rating the securities. In the June quarter, however, $17 million of mortgage securities were downgraded by the rating agencies with these securities having at least one of three ratings below investment grade, raising the total of securities in this category to $24 million. As a result of the downgrades and based on current guidance, 7 securities with a book value of $6.6 million were determined to be other than temporarily impaired and written down by $2.4 million. HWFG continues to believe the market prices of its mortgage securities portfolio do not reflect the expected cash flow performance, and the mark-to-market loss reflected in equity of approximately $4.50 per share will recover to a material extent as spreads tighten and/or principal is returned at par. However, a further severe weakening of the real estate markets could alter this expectation, and therefore, no assurances can be given to the extent of any recoveries or further mark- to-market changes.

Closing Comments

In commenting on the June 2008 quarter, Craig J. Cerny, Chairman and CEO, stated “The banking environment and credit markets remain very challenging but HWFG made strides in the quarter to return the Company to profitability, reduce the volatility of earnings from derivative CMBS mortgage investments, and reduced the investment portfolio to increase capital levels. Management is focused on reducing deposit costs and building core deposits to increase its net interest margin, while it aggressively manages credit risk and any problem assets presented by the current environment. We believe these steps will help to improve core profitability and capital levels over future quarters, while we continue to evaluate alternatives to increase capital ratios with an emphasis on limited dilution.”

Harrington West Financial Group, Inc. is a $1.2 billion, diversified, financial institution holding company for Los Padres Bank and its division Harrington Bank. HWFG operates 17 full service banking offices on the central coast of California, Scottsdale, Arizona, and the Kansas City metro. The Company also owns Harrington Wealth Management Company, a trust and investment management company with $182.8 million in assets under management or custody.

This Release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act. All of the statements contained in the Release, other than statements of historical fact, should be considered forward-looking statements, including, but not limited to, those concerning (i) the Company's strategies, objectives and plans for expansion of its operations, products and services, and growth of its portfolio of loans, investments and deposits, (ii) the Company's beliefs and expectations regarding actions that may be taken by regulatory authorities having oversight of the operation, (iii) the Company's beliefs as to the adequacy of its existing and anticipated allowances for loan and real estate losses, (iv) the Company's beliefs and expectations concerning future operating results, (v) the Company’s beliefs and expectations regarding the future performance of the real estate or mortgage markets, and (vi) other factors referenced in the Company’s filings with the Securities and Exchange Commission. Although the Company believes the expectations reflected in those forward-looking statements are reasonable, it can give no assurance that those expectations will prove to have been correct. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof and are not intended to give any assurance as to future results. The Company undertakes no obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Consolidated Financial Data – Harrington West Financial Group, Inc. (unaudited)

(In thousands, except per share data)

	Quarter Ended		Six Months Ended
	Jun. 30, 2008	Jun. 30, 2007	Jun. 30, 2008	Jun. 30, 2007

Interest income	$18,457	$19,314	$38,022	$38,633
Interest expense	11,195	11,690	23,046	23,330
Net interest income	7,262	7,624	14,976	15,303
Provision for loan losses	400	100	900	200
Net interest income after provision for loan losses
	6,862	7,524	14,076	15,103
Non-interest income:
Gain/loss on sale of AFS	(295)	(1,004)	1,107	(1,004)
Income (loss) from trading assets	6	1	(8,663)	6
Other-than-temporary loss	(2,412)	-	(2,482)	-
Gain on termination of cash flow hedge	2,338	-	2,338	-
Loss on write-down of real estate owned	(2,603)	-	(2,603)	-
Other gain	1,048	-	1,049	-
Increase in cash surrender value of insurance
	49	206	242	407
Banking fee & other income	886	924	1,726	1,797
Non-interest income	(983)	127	(7,286)	1,206
Non-interest Expense:
Salaries and employee benefits	3,261	3,235	6,797	6,511
Premises and equipment	1,023	969	2,016	1,918
Insurance premiums	227	86	439	171
Marketing	143	117	239	231
Computer services	290	228	546	448
Professional fees	170	204	305	466
Office expenses and supplies	218	205	427	418
Other	752	703	1,425	1,281
Non-interest expense	6,084	5,747	12,194	11,444
Income (loss) before income taxes	(205)	1,904	(5,404)	4,865
Provision for income tax expense (benefit)	(74)	708	(2,027)	1,813
Net income (loss)	$(131)	$1,196	$(3,377)	$3,052

Per share:
Net income - basic	$(0.02)	$0.22	$(0.58)	$0.55
Net income - diluted	$(0.02)	$0.21	$(0.58)	$0.54
Weighted average shares used in Basic EPS calculation
	6,131,243	5,546,653	5,860,739	5,531,530
Weighted average shares used in Diluted EPS calculation
	6,131,243	5,653,321	5,860,739	5,643,337
Cash dividends per share paid	$0.07	$0.43	$0.20	$0.55
Book value at period-end	$6.83	$12.42	$6.83	$12.42
Tangible Book Value at period end	$5.84	$11.28	$5.84	$11.28
Ending shares	6,131,243	5,546,653	6,131,243	5,546,653

Financial ratios
Return on average assets	(0.04%)	0.43%	(0.55%)	0.54%
Return on average equity	(1.16%)	6.86%	(14.78%)	8.87%
Average equity to average assets (leverage ratio)
	3.60%	6.21%	3.69%	6.11%
Net interest margin	2.37%	2.85%	2.48%	2.84%
Efficiency ratio	74.22%	65.65%	71.97%	65.37%

Consolidated Financial Data – Harrington West Financial Group, Inc. (unaudited)

(In thousands, except per share data)

	Quarter Ended		Six Months Ended
	Jun. 30, 2008	Jun. 30, 2007	Jun. 30, 2008	Jun. 30, 2007

Period averages
Total assets	$1,264,534	$1,127,078	$1,245,729	$1,135,955
Securities and trading assets	$351,089	$286,013	$346,534	$293,613
Total loans, net of allowance	$805,870	$760,855	$797,473	$760,559
Total earning assets	$1,227,326	$1,074,255	$1,207,128	$1,082,042
Total deposits	$895,029	$737,673	$876,123	$734,904
Total equity	$45,503	$69,959	$45,954	$69,423

Consolidated Financial Data – Harrington West Financial Group, Inc. (unaudited)

(In thousands, except per share data)

	Quarter Ended
	Jun. 30,	Mar. 31,	Dec. 31,	Sep. 30,	Jun. 30,
	2008	2008	2007	2007	2007

Interest income	$18,457	$19,565	$21,249	$20,242	$19,314
Interest expense	11,195	11,850	12,740	12,200	11,690
Net interest income	7,262	7,715	8,509	8,042	7,624
Provision for loan losses	400	500	250	200	100
Net interest income after provision for loan losses
	6,862	7,215	8,259	7,842	7,524
Non-interest income:
Gain/(loss) on sale of AFS	(295)	1,402	-	-	(1,004)
Income (loss) from trading assets	6	(8,670)	(2,424)	(378)	1
Other-than-temporary loss	(2,412)	(70)	(247)	(1,906)	-
Gain on termination of cash flow hedge	2,338	-	-	-	-
Loss on write-down of real estate owned	(2,603)	-	-	-	-
Other gain (loss)	1,048	1	(1)	-	-
Increase in cash surrender value of insurance
	49	193	257	209	206
Banking fee & other income	886	840	870	787	924
Non-interest income	(983)	(6,304)	(1,545)	(1,288)	127
Non-interest Expense:
Salaries and employee benefits	3,261	3,536	3,341	3,308	3,235
Premises and equipment	1,023	993	983	975	969
Insurance premiums	227	212	83	83	86
Marketing	143	96	105	84	117
Computer services	290	256	263	239	228
Professional fees	170	135	132	162	204
Office expenses and supplies	218	209	178	195	205
Other	752	673	649	703	703
Non-interest expense	6,084	6,110	5,734	5,749	5,747
Income (loss) before income taxes	(205)	(5,199)	980	805	1,904
Provision for income tax expense (benefit)	(74)	(1,953)	361	307	708
Net income (loss)	$(131)	$(3,246)	$619	$498	$1,196

Per share:
Net income - basic	$(0.02)	$(0.58)	$0.11	$0.09	$0.22
Net income - diluted	$(0.02)	$(0.58)	$0.11	$0.09	$0.21
Weighted average shares used in Basic EPS calculation
	6,131,243	5,590,236	5,553,612	5,550,353	5,546,653
Weighted average shares used in Diluted EPS calculation
	6,131,243	5,590,236	5,618,784	5,642,512	5,653,321
Cash dividends per share paid	$0.07	$0.13	$0.13	$-	$0.43
Book value at period-end	$6.83	$6.96	$9.91	$11.42	$12.42
Tangible Book value at period-end	$5.84	$5.96	$8.79	$10.30	$11.28
Ending shares	6,131,243	6,131,243	5,554,003	5,552,803	5,546,653

Financial ratios
Return on average assets	(0.04%)	(1.06%)	0.20%	0.17%	0.43%
Return on average equity	(1.16%)	(28.14%)	4.09%	2.97%	6.86%
Average equity to average assets (leverage ratio)
	3.60%	3.78%	4.93%	5.75%	6.21%
Net interest margin	2.37%	2.60%	2.94%	2.95%	2.85%
Efficiency ratio	74.22%	69.84%	59.51%	63.61%	65.65%

Consolidated Financial Data – Harrington West Financial Group, Inc. (unaudited)

(In thousands, except per share data)

	Quarter Ended
	Jun. 30,	Mar. 31,	Dec. 31,	Sep. 30,	Jun. 30,
	2008	2008	2007	2007	2007

Period averages
Total assets	$1,264,534	$1,226,937	$1,217,491	$1,155,236	$1,127,078
Securities and trading assets	$351,089	$341,984	$360,894	$311,510	$286,013
Total loans, net of allowance	$805,870	$789,079	$771,991	$763,000	$760,855
Total earning assets	$1,227,326	$1,186,936	$1,169,141	$1,103,848	$1,074,255
Total deposits	$895,029	$857,215	$819,257	$794,246	$737,673
Total equity	$45,503	$46,402	$60,000	$66,430	$69,959

Balance sheet at period-end
Cash and due from banks	$18,636	$24,599	$14,433	$17,331	$18,524
Investments and fed funds sold	291,022	335,206	353,829	356,677	287,357
Loans held for sale	-	16,654	-	-	-
Loans, before allowance for loan losses	809,385	789,366	789,072	772,340	765,506
Allowance for loan losses	(6,847)	(6,945)	(6,446)	(6,308)	(6,113)
Goodwill and core deposit intangibles	6,074	6,136	6,198	6,244	6,307
Other assets	83,405	79,052	66,316	62,009	58,925
Total assets	$1,201,675	$1,244,068	$1,223,402	$1,208,293	$1,130,506

Interest bearing deposits	$855,900	$831,033	$786,263	$778,465	$723,652
Non-interest bearing deposits	43,813	49,000	50,070	47,222	47,248
Other borrowings	252,125	308,148	322,755	311,501	282,931
Other liabilities	7,939	13,237	9,272	7,667	7,805
Shareholders' equity	41,898	42,650	55,042	63,438	68,870
Total liabilities and shareholders' equity	$1,201,675	$1,244,068	$1,223,402	$1,208,293	$1,130,506

Asset quality and capital - at period-end
Non-accrual loans &/or past due 90 days	$6,891	$12,032	$3,283	$2,162	$1,948
Other real estate owned, net	4,135	-	-	-	-
Total non-performing assets	$11,026	$12,032	$3,283	$2,162	$1,948

Allowance for losses to loans	0.85%	0.86%	0.82%	0.82%	0.80%
Non-performing loans to total loans	1.36%	1.49%	0.42%	0.28%	0.25%
Non-performing assets to total assets	0.92%	0.97%	0.27%	0.18%	0.17%

Consolidated Financial Data – Harrington West Financial Group, Inc. (unaudited)

	Three Months Ended			Three Months Ended
(In thousands)	June 30, 2008			June 30, 2007
	Balance	Income	Rate (6)	Balance	Income	Rate (6)
Interest earning assets:
Loans receivable (1)	$805,870	$13,671	6.80%	$760,855	$15,080	7.94%
FHLB stock	14,236	210	5.93%	13,689	149	4.37%
Securities and trading account assets (2)	386,999	4,529	4.68%	287,358	4,011	5.58%
Cash and cash equivalents (3)	20,221	47	0.93%	12,353	74	2.40%
Total interest earning assets	1,227,326	18,457	6.02%	1,074,255	19,314	7.20%
Non-interest-earning assets	37,208			52,823
Total assets	$1,264,534			$1,127,078

Interest bearing liabilities:
Deposits:
NOW and money market accounts	$164,232	$1,042	2.55%	$100,540	$665	2.65%
Passbook accounts and certificates of deposit
	686,836	6,787	3.97%	589,713	7,134	4.85%
Total deposits	851,068	7,829	3.70%	690,253	7,799	4.53%

FHLB advances (4)	245,013	2,710	4.45%	233,363	2,946	5.06%
Reverse repurchase agreements	41,614	311	2.96%	54,467	426	3.09%
Other borrowings (5)	25,774	345	5.30%	25,774	519	7.97%
Total interest-bearing liabilities	1,163,469	11,195	3.85%	1,003,857	11,690	4.65%
Non-interest-bearing deposits	43,961			47,420
Non-interest-bearing liabilities	11,601			5,842
Total liabilities	1,219,031			1,057,119
Stockholders' equity	45,503			69,959
Total liabilities and stockholders' equity	$1,264,534			$1,127,078
Net interest-earning assets (liabilities)	$63,857			$70,398

Net interest income/interest rate spread		$7,262	2.17%		$7,624	2.55%
Net interest margin			2.37%			2.85%
Ratio of average interest-earning assets to average interest-bearing liabilities
			105.49%			107.01%

1) Balance includes non-accrual loans. Income includes fees earned on loans originated and accretion of deferred loan fees.

2) Consists of securities classified as available for sale, held to maturity and trading account assets. Excludes SFAS 115 adjustments to fair value, which are included in other non-interest earning assets.

3) Consists of cash due from banks and federal funds sold.

4) Interest on FHLB advances is net of hedging costs. Hedging costs include interest income and expense and ineffectiveness adjustments for cash flow hedges. The Company uses pay-fixed, receive floating LIBOR swaps to hedge the short term repricing characteristics of the floating FHLB advances.

5) Consists of other subordinated debt.

6) Annualized.

Consolidated Financial Data – Harrington West Financial Group, Inc. (unaudited)

	Six Months Ended			Six Months Ended
(In thousands)	June 30, 2008			June 30, 2007
	Balance	Income	Rate (6)	Balance	Income	Rate (6)
Interest earning assets:
Loans receivable (1)	$ 797,473	$ 27,871	7.00%	$ 760,559	$ 30,073	7.93%
FHLB stock	13,356	375	5.65%	14,166	367	5.22%
Securities and trading account assets (2)	377,308	9,654	5.12%	295,095	8,043	5.45%
Cash and cash equivalents (3)	18,991	122	1.29%	12,222	150	2.47%
Total interest earning assets	1,207,128	38,022	6.31%	1,082,042	38,633	7.16%
Non-interest-earning assets	38,601			53,913
Total assets	$ 1,245,729			$ 1,135,955

Interest bearing liabilities:
Deposits:
NOW and money market accounts	$ 145,089	$ 1,870	2.59%	$ 102,259	$ 1,350	2.66%
Passbook accounts and certificates
of deposit	686,328	14,442	4.23%	584,238	14,027	4.84%
Total deposits	831,417	16,312	3.95%	686,497	15,377	4.52%

FHLB advances (4)	239,935	5,257	4.41%	238,674	6,005	5.07%
Reverse repurchase agreements	45,975	699	3.01%	59,533	915	3.06%
Other borrowings (5)	25,774	778	5.97%	25,774	1,033	7.97%
Total interest-bearing liabilities	1,143,101	23,046	4.04%	1,010,478	23,330	4.63%
Non-interest-bearing deposits	44,706			48,407
Non-interest-bearing liabilities	11,968			7,647
Total liabilities	1,199,775			1,066,532
Stockholders' equity	45,954			69,423
Total liabilities and stockholders' equity	$ 1,245,729			$ 1,135,955
Net interest-earning assets (liabilities)	$ 64,027			$ 71,564

Net interest income/interest rate spread		$ 14,976	2.27%		$ 15,303	2.53%
Net interest margin			2.48%			2.84%
Ratio of average interest-earning assets to
average interest-bearing liabilities			105.60%			107.08%

1) Balance includes non-accrual loans. Income includes fees earned on loans originated and accretion of deferred loan fees.

2) Consists of securities classified as available for sale, held to maturity and trading account assets. Excludes SFAS 115 adjustments to fair value, which are included in other non-interest earning assets.

3) Consists of cash due from banks and federal funds sold.

4) Interest on FHLB advances is net of hedging costs. Hedging costs include interest income and expense and ineffectiveness adjustments for cash flow hedges. The Company uses pay-fixed, receive floating LIBOR swaps to hedge the short term repricing characteristics of the floating FHLB advances.

5) Consists of other subordinated debt.

6) Annualized.

CONTACT:
Harrington West Financial Group, Inc.
For information contact:
Craig J. Cerny 480/596-6555
For share transfer information contact:
Lisa F. Watkins 805/688-6644